Exhibit 99.2

Prosperity Bancshares, Inc.
Banco Popular

JOINT NEWS RELEASE
Prosperity Bancshares, Inc.®
Prosperity Bank Plaza
4295 San Felipe
Houston, Texas 77027
For more information contact:
Dan Rollins
President & Chief Operating Officer
281-269-7199
dan.rollins@prosperitybanktx.com

Banco Popular North America
9600 W. Bryn Mawr
Rosemont, Illinois 60018
For more information contact:
Juan Carlos Cruz
Vice President Public Relations & Media
847-994-6442
jccruz@bpop.com

FOR IMMEDIATE RELEASE

PROSPERITY BANK.®
TO ACQUIRE HOUSTON BRANCHES OF
BANCO POPULAR NORTH AMERICA

Prosperity Bank® increases Houston presence

HOUSTON, October 22, 2007. Prosperity Bancshares, Inc.® (NASDAQ: PRSP) and Popular, Inc. (NASDAQ:BPOP) announced today the signing of a definitive agreement to sell the six (6) Houston retail bank branches of Banco Popular North America (BPNA) to Prosperity Bank.

Prosperity Bank will pay a premium of 10.10% for approximately $140 million in deposits, as well as purchase certain loans and other assets attributable to the branches. Prosperity also agreed to retain all branch-based employees of BPNA’s Houston locations as part of the transaction.

BPNA will continue to operate its mortgage business based in Houston as well as it franchise and small business lending activities in Texas. BPNA will also continue to maintain a retail branch in Arlington, Texas.

Mr. Richard L. Carrion, President, Chief Executive Officer and Chairman of the Board of Popular said “We have a small retail branch presence in a market that requires a larger physical footprint to pursue our type of community banking strategy to its full extent. This action will allow us to focus and prioritize resources in retail markets where we have better scale and in the profitable niche businesses we currently operate out of Houston and Arlington.”

“We are pleased with this opportunity to grow in the Houston Area and reach out to a new market. After the acquisition of the Banco Popular locations, Prosperity will have 46 banking centers in Houston and its surrounding areas,” said David Zalman, Chief Executive Officer and Chairman of Prosperity Bancshares. “We look forward to combining the Banco Popular team with our current Houston team and believe that both of our customer bases will benefit.”

The agreement has been approved by the Boards of Directors of both banks and is expected to close during the fourth quarter of 2007, although delays could occur. The transaction is subject to certain conditions, including customary regulatory approvals.

Prosperity Bancshares, Inc.®

Prosperity Bancshares, Inc.®, a $6.2 billion Houston, Texas based regional financial holding company, formed in 1983, was named to the Keefe Bruyette & Woods, Inc. 2007 Honor Roll for achieving exceptional earnings per share growth for the past 10 years. Other recent honors include being named to the Sandler O’Neill & Partners 2005 Bank and Thrift Small All Stars, listed in US Banker’s August 2005 Top 100 Publicly Traded Mid-Tier Banks, ranked #2 out of 195 publicly traded companies in the 2005 Stephens, Inc. Bank and Thrift Performance Matrix and listed on the Houston Chronicle’s Houston 100 list.

Operating under a community banking philosophy, Prosperity seeks to develop broad customer relationships based on service and convenience. Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of consumers and small and medium sized businesses. In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at www.prosperitybanktx.com, Retail Brokerage Services, MasterMoney Debit Cards, and 24 hour voice response banking. Prosperity currently operates one hundred twenty-four (124) full service banking locations; forty (40) in the Houston CMSA; thirty-three (33) in the South Texas area including Corpus Christi and Victoria; twenty-six (26) in the Dallas/Fort Worth metroplex; two (2) in the East Texas area; twenty-three (23) in the Central Texas area including Austin and Bryan/College Station; and a loan production office in San Antonio.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains, and the remarks by our management on the conference call may contain, forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions’ estimates and projections about Prosperity Bancshares®, and its subsidiaries. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Prosperity’s control, that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include but are not limited to whether Prosperity can: successfully identify acquisition targets and integrate the businesses of acquired companies and banks; continue to sustain its current internal growth rate or total growth rate; provide products and services that appeal to its customers; continue to have access to debt and equity capital markets; and achieve its sales objectives. Other risks include the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate fluctuations and interest rate fluctuations; weather; and the stock price volatility associated with “small-cap” companies. These and various other factors are discussed in our most recent Annual Report on Form 10-K and other reports and statements we have filed with the SEC. Copies of the SEC filings for Prosperity Bancshares’s® may be downloaded from the Internet at no charge from www.prosperitybanktx.com.